Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE:

Annapolis, Maryland

January 25, 2012

Contact: Richard J. Morgan

President and Chief Executive Officer (410.280.6695)

COMMERCEFIRST BANCORP ANNOUNCES RESULTS OF OPERATIONS

CommerceFirst Bancorp, Inc. (the “Company”) (NASDAQ: CMFB), the holding company for CommerceFirst Bank, earned a consolidated net profit of $1.8 million for the year ended December 31, 2011 compared to a net profit of $1.4 million for the year ended December 31, 2010. Basic and diluted earnings were $1.00 per share in 2011 as compared to $0.78 in 2010. Earnings improved primarily as the result of the reduction of the cost of deposits in 2011 due to re-pricing of the deposits to lower current market interest rates. The Company’s assets increased modestly at December 31, 2011 over December 31, 2010 primarily with the increase in cash and cash equivalents as the Company increased its liquidity position. Key measurements and events for the period include the following:

•

The Company’s net income was $1.8 million for the year ended December 31, 2011 as compared to net income of $1.4 million for the year ended December 31, 2010, a 27.6% increase, largely resulting from increased net interest income during 2011.

•

Net interest income, the Company’s main source of income, increased by 7.7% from $9.4 million in 2010 to $10.2 million in 2011. Net interest income increased primarily because of the reduced cost of funds during 2011. Interest expense declined because of the re-pricing of a significant portion of the Company’s certificates of deposit as they were renewed or were replaced at reduced rates during the 2011 and the reduction in the average interest bearing deposits during 2011. Net interest margin was 5.04% during 2011 as compared to 4.69% in 2010.

•	The provision for loan losses declined by 6.7% from $2.7 million in 2010 to $2.5 million in 2011.

•	Non-interest income increased by 4.8% from $1.09 million in 2010 to $1.15 million in 2011 and non-interest expenses increased by 6.4% from $5.4 million in 2010 to $5.8 million in 2011.

•	Total assets increased by 2.1% from $203.1 million at December 31, 2010 to $207.3 million at December 31, 2011.

•	Net loans outstanding decreased by 0.2% from $181.7 million at December 31, 2010 to $181.3 million as of December 31, 2011.

•

Non-performing loans were $2.7 million, or 1.45% of loans receivable at December 31, 2011 and $7.3 million, or 3.94% of loans receivable at December 31, 2010. The allowance for loan losses was $3.0 million at December 31, 2011 or 113.7% of non-performing loans.

•	Deposits increased by 1.4% from $180 million at December 31, 2010 to $183 million at December 31, 2011.

In December of 2011, the Board of Directors approved a merger agreement with Sandy Spring Bancorp, Inc. subject to stockholders approval.

CommerceFirst Bancorp, Inc. and Subsidiary

Condensed Consolidated Statements of Financial Condition

December 31, 2011 and December 31, 2010

(dollars in thousands)

	September 30,	September 30,
	December 31, 2011 (Unaudited)	December 31, 2010 (Audited)
ASSETS

Cash and cash equivalents	$17,800	$13,726
Investments in restricted stocks, at cost	509	527
Loans receivable, net of allowance for loan losses	181,265	181,709
Other real estate owned	4,232	3,324
Other assets	3,533	3,838

Total Assets	$207,339	$203,124

LIABILITIES

Deposits	$182,608	$180,110
Other liabilities	551	649

Total Liabilities	183,159	180,759

STOCKHOLDERS’ EQUITY
Common stock—$.01 par value; authorized 4,000,000 shares. Issued and outstanding: 1,820,548 shares at December 31, 2011 and 2010	18	18
Additional paid-in capital	17,853	17,853
Retained earnings	6,309	4,494

Total Stockholders’ Equity	24,180	22,365

Total Liabilities and Stockholders’ Equity	$207,339	$203,124

CommerceFirst Bancorp, Inc. and Subsidiary

Condensed Consolidated Statements of Operations

For the Years ended December 31, 2011 and 2010

(dollars in thousands except per share data)

	September 30,	September 30,
	Year Ended December 31,
	2011 (Unaudited)	2010 (Audited)
Interest income	$12,241	$12,560
Interest expense	2,086	3,130

Net interest income	10,155	9,430
Provision for loan losses	2,533	2,716

Net interest income after provision for loan losses	7,622	6,714

Non-interest income	1,146	1,094
Non-interest expenses	5,784	5,434

Income before income taxes	2,984	2,374
Income tax expense	1,169	951

Net income	$1,815	$1,423

Basic and diluted earnings per share	$1.00	$0.78

Forward Looking Statements. This press release includes forward looking statements within the meaning of Section 21(e) of the Securities Exchange Act of 1934. These statements are based on the Company’s current expectations and estimates as to prospective events and circumstances that may or may not be in the Company’s control and as to which there can be no firm assurances given. These forward looking statements are subject to risks and uncertainties; there can be no assurance that any of these forward looking statements may prove to be correct and actual results may differ materially.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, Sandy Spring Bancorp, Inc. will file with the Securities and Exchange Commission a Registration Statement on Form S-4 that will include a Proxy Statement of CommerceFirst Bancorp, Inc., and a Prospectus of Sandy Spring Bancorp, as well as other relevant documents concerning the proposed transaction. Shareholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.

A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Sandy Spring Bancorp and CommerceFirst Bancorp, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from Sandy Spring Bancorp at www.sandyspringbank.com under the tab “Investor Relations,” within the section “News & Media” and then under the heading “Documents” or from CommerceFirst Bancorp by accessing CommerceFirst Bancorp’s website at www.commerce1st.com under the tab “About Us,” within the section “Investor Relations” and then under the heading “CommerceFirst Bancorp Securities and Exchange Commission (SEC) Data Feed.”

Sandy Spring Bancorp and CommerceFirst Bancorp and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of CommerceFirst Bancorp in connection with the proposed merger. Information about the directors and executive officers of Sandy Spring Bancorp is set forth in the proxy statement for Sandy Spring Bancorp’s 2011 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 28, 2011. Information about the directors and executive officers of CommerceFirst Bancorp is set forth in the proxy statement for CommerceFirst Bancorp’s 2011 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 16, 2011. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.